Filed pursuant to Rule 424(b)(2)

Registration Nos. 333-132370 and 333-132370-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Medium-Term Senior Notes, Series D	$14,180,000.00	$557.27	(1)

(1)	The filing fee of $557.27 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The registration fee of $557.27 due for this offering is offset against the $29,439.56 remaining of the fee paid on April 14, 2008 and of which $28,882.29 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Equity First

Opportunity First

PRICING SUPPLEMENT

No. 2008-MTNDD267

(Related to the Stock Market Upturn NotesSM Product Supplement Dated April 28, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

CITIGROUP FUNDING INC.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

1,418,000 Stock Market Upturn NotesSM

Based Upon the

MSCI EAFE Index®

Due September 4, 2009

$10.00 per Note

Investing in the Notes involves a number of risks. See “Key Risk Factors” beginning on page PS-5.

The Notes represent obligations of Citigroup Funding Inc. only. MSCI is not involved in any way in this offering and has no obligations relating to the Notes or to holders of the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$10.00	$14,180,000.00
Underwriting Discount	$0.225	$319,050.00
Proceeds to Citigroup Funding Inc.	$9.775	$13,860,950.00

The agent expects to deliver the Notes to purchasers on or about May 29, 2008.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

May 23, 2008

PS-2	Stock Market Upturn NotesSM

Stock Market Upturn NotesSM

Based Upon the MSCI EAFE Index®

Due September 4, 2009

This pricing supplement represents a summary of the terms and conditions of the Stock Market Upturn NotesSM Based Upon the MSCI EAFE Index® Due 2009 (the “Notes”). It is important for you to consider the information contained in this pricing supplement, the Stock Market Upturn NotesSM product supplement, as well as the related prospectus supplement and prospectus. The description of the Notes below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the Stock Market Upturn NotesSM set forth in the Stock Market Upturn NotesSM product supplement. Capitalized terms used in this pricing supplement and not defined under “Final Terms” below or elsewhere in this pricing supplement have the meanings given them in the Stock Market Upturn NotesSM product supplement. For purposes of this pricing supplement, the terms “underlying equity” and “underlying equity index” in the Stock Market Upturn NotesSM product supplement mean the MSCI EAFE Index® and the term “index publisher” means MSCI, the publisher of the MSCI EAFE Index®.

Overview of the Stock Market Upturn NotesSM

General

The Stock Market Upturn NotesSM Based Upon the MSCI EAFE Index® Due September 4, 2009 are equity index-linked securities issued by Citigroup Funding Inc. that have a maturity of approximately 1.25 years. Some key characteristics of the Notes include:

O

Leveraged Upside Participation. The Notes offer investors a participation rate of three times the upside growth potential of the Underlying Equity Index up to a maximum return on the Notes of 18% (approximately 14.24% for the term of the Notes on a simple interest basis). Thus,

O

If the performance of the Underlying Equity Index is positive — if the closing value of the Underlying Equity Index on the Valuation Date is greater than the closing value of the Underlying Equity Index on the Pricing Date (regardless of the value of the Underlying Equity Index at any other time during the term of the Notes) — then you will participate in three times such positive return subject to the maximum return on the Notes.

O

If the performance of the Underlying Equity Index is negative — if the closing value of the Underlying Equity Index on the Valuation Date is less than the closing value of the Underlying Equity Index on the Pricing Date (regardless of the value of the Underlying Equity Index at any other time during the term of the Notes) — you will participate fully in such decline but not on a leveraged basis.

O

If the closing value of the Underlying Equity Index on the Valuation Date is equal to the closing value of the Underlying Equity Index on the Pricing Date (regardless of the value of the Underlying Equity Index at any other time during the term of the Notes), you will receive at maturity only your initial investment in the Notes.

O

No Principal Protection. The Notes are not principal protected. If the performance of the Underlying Equity Index is negative, you will participate fully in such decline and the value of the Notes at maturity will be less than the amount of your initial investment and could be zero.

Stock Market Upturn NotesSM	PS-3

O

No Periodic Income Payments. The Notes do not offer current income, which means that you will not receive any periodic interest or other periodic payments on the Notes. You will also not receive any dividend payments or other distributions, if any, on the stocks included in the Underlying Equity Index. Instead, the return on the Notes, which is based on the performance of the Underlying Equity Index and could be positive, negative or zero, is paid at maturity.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Notes at maturity is not guaranteed.

Types of Investors

The Notes may be an appropriate investment for the following types of investors:

O

Investors possessing a moderate growth view on the MSCI EAFE Index® who are looking for leveraged upside exposure to such underlying index, subject to a maximum return, and who can withstand the risk of losing the principal amount of their investment.

O	Investors who seek to add a foreign-based equity index-linked investment to further diversify their portfolio.

O	Current or prospective holders of exchange-traded funds benchmarked to the MSCI EAFE Index® or similar underlying index.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $0.225 for each $10 Note sold in this offering. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.200 from this underwriting fee for each Note they sell. Similarly, certain dealers, including Citicorp Financial Services Corp., Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive $0.200 from this underwriting fee for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Notes declines. You should refer to “Key Risk Factors” and “Supplemental Plan of Distribution” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the accompanying Stock Market Upturn NotesSM product supplement for more information.

PS-4	Stock Market Upturn NotesSM

Final Terms

Issuer:	Citigroup Funding Inc.
Security:	Stock Market Upturn NotesSM Based Upon the MSCI EAFE Index®
Underlying Equity Index:	MSCI EAFE Index® (Bloomberg symbol: “MXEA”; Reuters symbol: “EAFE”)
Guarantee:

Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Notes are not principal protected, you may receive a payment at maturity that is less than the amount you initially invest.

Rating of the Issuer’s Obligations:

Aa3/AA- (Moody’s/S&P) based upon the Citigroup Inc. guarantee and subject to change during the term of the Notes; however, because the Notes are not principal protected, you may receive a payment at maturity that is less than the amount you initially invest.

Principal Protection:	None
Principal Amount Issued:	$14,180,000
Pricing Date:	May 23, 2008
Issue Date:	May 29, 2008
Valuation Date:	September 1, 2009
Maturity Date:	September 4, 2009
Issue Price:	$10 per Note
Coupon:	None
Payment at Maturity:	For each $10 Note, $10 plus the Note Return Amount (which could be negative)
Note Return Amount:

For each $10 Note:

(1) if the Equity Return Percentage is positive,

$10 x Equity Return Percentage x Upside Participation Rate

provided, however, that the total amount payable at maturity, including principal, cannot exceed $11.80 per Note

(2) if the Equity Return Percentage is zero, $0

(3) if the Equity Return Percentage is negative,

$10 x Equity Return Percentage, which will be negative

Upside Participation Rate:	300%
Equity Return Percentage:	The return on the Underlying Equity Index, expressed as a percentage, shall equal: Ending Value - Starting Value Starting Value
Starting Value:	2,157.33
Ending Value:	The closing value of the Underlying Equity Index on the Valuation Date
Listing:	The Notes have been approved for listing on the American Stock Exchange under the symbol “SPU,” subject to official notice of issuance.
CUSIP Number:	17313G662
Calculation Agent:	Citigroup Global Markets Inc.

Purchase Price and Proceeds to Issuer:		Per Note	Total
	Public Offering Price:	$10.000	$14,180,000.00
	Underwriting Discount (including the Sales Commission described below):	$0.225	$319,050.00
	Proceeds to Citigroup Funding Inc.:	$9.775	$13,860,950.00

Sales Commission Earned:	$0.200 per Note for each Note sold by a Smith Barney Financial Advisor

Stock Market Upturn NotesSM	PS-5

Benefits of the Notes

O

Leveraged Growth Potential.    If the Ending Value of the Underlying Equity Index is higher than the Starting Value, you will participate in three times such appreciation, subject to a maximum return on the Notes of 18% (approximately 14.24% for the term of the Notes on a simple interest basis) over the term of the Notes.

O	Diversification. The Notes may provide a degree of diversification within the equity portion of an investor’s portfolio through exposure to the Underlying Equity Index.

Key Risk Factors

An investment in the Notes involves significant risks. While some of these risks are summarized below, please review “Risk Factors Relating to the Notes” in the Stock Market Upturn NotesSM product supplement and “Risk Factors” in the prospectus supplement related to this offering for a full description of risks.

O

Potential for Loss.    The amount you receive at maturity on the Notes will depend on the value of the Underlying Equity Index on the Valuation Date. If the value of the Underlying Equity Index on the Valuation Date is below the Starting Value, the amount you receive at maturity will be less than the amount of your initial investment in the Notes and could be zero, even if the value of the Underlying Equity Index exceeded the Starting Value at one or more times during the term of the Notes.

O

Appreciation Is Capped.    The maximum return on the Notes will be capped at 18% (approximately 14.24% for the term of the Notes on a simple interest basis) even though you will be subject to the full risk of a decline in the value of the Underlying Equity Index. If the Ending Value of the Underlying Equity Index exceeds the Starting Value by an amount greater than the potential maximum return on the Notes, the Notes will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the Underlying Equity Index and is not subject to a maximum return or an investment directly in the stocks included in the Underlying Equity Index. (See the examples under “What You Could Receive at Maturity—Hypothetical Examples” below).

O

No Periodic Payments.    You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the Underlying Equity Index.

O

Potential for a Lower Comparable Yield.    The Notes do not pay any periodic interest. As a result, if the Ending Value of the Underlying Equity Index does not increase sufficiently from its Starting Value, the effective yield on the Notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

O

Secondary Market.    The Notes have been approved for listing on the American Stock Exchange under the symbol “SPU,” subject to official notice of issuance. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets intends to make a market in the Notes, it is not obligated to do so.

PS-6	Stock Market Upturn NotesSM

O

Resale Value of the Notes May be Lower Than Your Initial Investment.    Due to, among other things, changes in the prices of and dividend yields on the stocks included in the Underlying Equity Index, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Equity Index, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade, if at all, at prices below their initial issue price of $10 per Note. You could receive substantially less than the amount of your initial investment upon any resale of your Notes.

O

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of the stocks included in the Underlying Equity Index or other instruments, such as options, swaps or futures, based upon the Underlying Equity Index or the stocks included in the Underlying Equity Index by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

O

The United States Federal Income Tax Consequences of the Notes Are Uncertain.    No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this pricing supplement or under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in the Stock Market Upturn NotesSM product supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed under “Certain U.S. Federal Income Tax Considerations” in this pricing supplement or under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in the Stock Market Upturn NotesSM product supplement, and that any such guidance could have retroactive effect. Further, it is currently unclear in what manner Section 1260 of the Internal Revenue Code of 1986 would apply to recharacterize any gains realized in respect of the Notes. Although the matter is not clear, it is possible that a portion of long-term of long-term capital gains, if any, realized by you in respect of the Notes could be recharacterized as ordinary income and could be subject to an interest charge. You should read the section “Certain U.S. Federal Income Tax Considerations” below for additional details.

O

Foreign Securities Markets.    All of the underlying stocks that constitute the MSCI EAFE Index® are listed on foreign stock exchanges. Investments in securities that are indexed to the value of foreign equity securities involve certain risks. The foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in different ways than U.S. securities markets. There is generally less publicly available information about foreign companies than about U.S. companies, and foreign companies are subject to accounting, auditing and financial reporting standards

Stock Market Upturn NotesSM	PS-7

and requirements that differ from those applicable to U.S. companies. Prices of the underlying stocks are subject to political, economic, financial, exchange rate and social factors that apply in each issuer’s country as well as in other constituent countries in which such issuer does business. These factors (including the possibility that recent or future changes in a country’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect foreign securities markets. Stock and currency market volatility and market developments in one or more countries may cause volatility or a decline in another country. Moreover, the relevant economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

O	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and to the extent inconsistent with, replaces the discussion contained in the Stock Market Upturn NotesSM product supplement under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations.”

All prospective investors should refer to the Stock Market Upturn NotesSM product supplement for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the Notes.

The following discussion assumes that none of the companies in which the Underlying Equity invests is a passive foreign investment company for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning Notes would differ significantly from the consequences described below.

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a Note for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Underlying Equity at maturity under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contract.

Under such treatment, at maturity or upon the sale of a Note, you generally will recognize gain or loss equal to the difference between the cash received and your tax basis in the Note. Subject to the discussion below regarding the possible characterization of some gains as ordinary income under Section 1260 of the Internal Revenue Code of 1986 (“Section 1260”), such gain or loss generally will be long-term capital gain or loss if you have held the Notes for more than one year at the time of the disposition.

PS-8	Stock Market Upturn NotesSM

Due to the absence of authority as to the proper characterization of the Notes, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and under alternative treatments of the Notes, the timing and character of income from the Notes could differ substantially, resulting in less favorable U.S. federal income tax consequences to you. Under one alternative characterization, for example, you may be required to accrue income on a current basis with respect to the Notes.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Furthermore, although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the Notes could be recharacterized as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that the Notes are likely to constitute a “constructive ownership” transaction within the meaning of Section 1260. Specifically, Section 1260 is intended to address situations in which investors take “constructive ownership” positions (through forward contracts or certain other derivatives) in certain types of underlying investments (including the Underlying Equity) and receive, in the form of gains on the disposition of the “constructive ownership” transaction, income that is attributable to current ordinary income or short-term gains generated by the underlying investments. In order to prevent taxpayers from using “constructive ownership” transactions to convert such current ordinary income or short-term gains into long-term capital gains, Section 1260 provides that if an investor in a “constructive ownership” transaction realizes gain from the transaction in excess of the net long-term capital gain the investor would have realized had it held the underlying investment directly, then such excess gain will be treated as ordinary income and subject to an interest charge. It is currently unclear whether, or in what manner, Section 1260 would apply to recharacterize some or all of the gains, if any, realized in

Stock Market Upturn NotesSM	PS-9

respect of the Notes. On one hand, because the Notes, by their terms, do not provide returns referenced to ordinary current income or short-term gain distributions generated by the Underlying Equity, there is an argument that the Notes do not present the situation that Section 1260 is intended to address. However, because an investor in a Note could, because of the Note’s leveraged upside returns, realize gains on the Note in excess of the net long-term capital gain the investor would have realized from a direct investment in the Underlying Equity, the IRS could take the view that such excess return — or a portion of that excess return — is properly recharacterized as ordinary income under Section 1260 and subjected to an interest charge. Accordingly, you are urged to consult your tax advisor about the potential application of Section 1260 to the Notes.

Non-U.S. Holders

In the case of a holder of Notes that is not a U.S. person (a “Non-U.S. Holder”) any payments made with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements.

Any capital gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if:

O	Such gain is not effectively connected with a U.S. trade or business of such holder, and

O

In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

DESCRIPTION OF THE MSCI EAFE INDEX®

General

Unless otherwise stated, we have derived all information regarding the MSCI EAFE Index® provided in this pricing supplement, including its composition, method of calculation and changes in components, from MSCI, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI EAFE Index® at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the MSCI EAFE Index®.

The MSCI EAFE Index® is a benchmark that measures international equity performance. The MSCI EAFE Index® was launched on December 31, 1969 at an initial value of 100. It currently comprises 21 MSCI country indices, representing the developed markets outside of North America: Europe, Australasia and the Far East. MSCI aims to include in its international indices 85% of the free float-adjusted market capitalization in each industry group, within each country. The identity and country weight of the five largest countries represented in the MSCI EAFE Index® as of March 31, 2008 were as follows: United Kingdom (21.34%), Japan (19.93%), France (10.68%), Germany (9.11%) and Switzerland (7.20%). Current information regarding

PS-10	Stock Market Upturn NotesSM

the market value of the MSCI EAFE Index® is published daily by MSCI and through multiple vendors and in real time every 60 seconds through Reuters and Bloomberg.

The performance of the MSCI EAFE Index® is a free float weighted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for the 21 selected countries. Each MSCI EAFE component country index is a sampling of equity securities across industry groups in such country’s equity markets. Prices used to calculate the MSCI EAFE component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. In order to maintain the representativeness of the MSCI EAFE Index®, structural changes to the MSCI EAFE Index® as a whole may be made by adding or deleting MSCI EAFE component country indices and the related MSCI EAFE component securities. Currently, such changes in the MSCI EAFE Index® may only be made on four dates throughout the year: after the last scheduled MSCI EAFE Index® close of each February, May, August and November.

THE MSCI EAFE INDEX® DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE MSCI EAFE INDEX® WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Computation of the MSCI EAFE Index®

Underlying Stock Eligibility Criteria and Annual Ranking Review

The selection of the MSCI EAFE Component Securities for each MSCI EAFE Component Country Index is based on the following guidelines:

(i) Define the universe of listed securities within each country;

(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’ s indices.

Stock Market Upturn NotesSM	PS-11

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

MSCI may add additional MSCI EAFE component country indices to the MSCI EAFE Index® or subtract one or more of its current MSCI EAFE component country indices prior to the expiration of the Notes. Any such adjustments are made to the MSCI EAFE Index® so that the value of the MSCI EAFE Index® at the effective date of such change is the same as it was immediately prior to such change.

Each MSCI EAFE component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each MSCI EAFE component country index, emphasis is also placed on its continuity and on minimizing turnover in the MSCI EAFE Index®.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full MSCI EAFE component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index® at the time of their actual occurrence and that should not wait until the annual full MSCI EAFE component country index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI EAFE component securities from a MSCI EAFE component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to MSCI EAFE component securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for MSCI EAFE component securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

PS-12	Stock Market Upturn NotesSM

Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for MSCI EAFE component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full MSCI EAFE component country Index review includes a reappraisal of the free float adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for MSCI EAFE component securities and non-MSCI EAFE component securities, updating the minimum size guidelines for new and existing MSCI EAFE component securities, as well as changes typically considered for quarterly index reviews. During a full MSCI EAFE component country Index review, securities may be added or deleted from a MSCI EAFE component country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for MSCI EAFE component securities changes during quarterly index reviews as discussed above. The results of the annual full MSCI EAFE component country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the MSCI EAFE component country Indices is reflected in the MSCI EAFE Index®.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Stock Market Upturn NotesSM	PS-13

Historical Data on the MSCI EAFE Index®

The following table sets forth the value of the MSCI EAFE Index® at the end of each month in the period from January 2003 through April 2008. These historical data on the MSCI EAFE Index® are not indicative of the future performance of the MSCI EAFE Index® or what the value of the Notes may be. Any historical upward or downward trend in the value of the MSCI EAFE Index® during any period set forth below is not an indication that the MSCI EAFE Index® is more or less likely to increase or decrease at any time during the term of the Notes.

	2003	2004	2005	2006	2007	2008
January	912.39	1306.43	1486.97	1782.57	2087.68	2044.11
February	889.82	1334.96	1548.60	1776.42	2102.26	2070.06
March	868.55	1337.07	1503.85	1827.65	2147.51	2038.62
April	950.03	1302.92	1462.87	1910.15	2235.40	2139.53
May	1003.78	1302.04	1457.36	1826.73	2263.21
June	1025.74	1327.97	1473.72	1822.88	2262.24
July	1049.47	1283.96	1518.15	1839.66	2227.50
August	1072.14	1286.26	1552.51	1885.49	2187.29
September	1103.39	1318.03	1618.84	1885.26	2300.38
October	1171.47	1362.19	1570.83	1957.64	2388.74
November	1195.82	1452.59	1606.14	2012.31	2306.29
December	1288.77	1515.48	1680.13	2074.48	2253.36

The closing value of the MSCI EAFE Index® on May 23, 2008 was 2,157.33.

Graph of Historical Closing Values

The following graph illustrates the historical performance of the MSCI EAFE Index® based on the closing value thereof on each Index Business Day from January 2, 2003 through May 23, 2008. Past movements of the index are not indicative of future index values.

PS-14	Stock Market Upturn NotesSM

License Agreement

MSCI and Citigroup Global Markets, Inc., Citigroup Funding’s affiliate, have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Inc., in exchange for a fee, of the right to use the MSCI EAFE Index® in connection with certain securities, including the Notes.

The MSCI Indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI Index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Citigroup Global Markets Inc. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The pricing supplement contains a more detailed description of the limited relationship MSCI has with Citigroup Global Markets Inc. and any related financial securities. No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Stock Market Upturn NotesSM	PS-15

Hypothetical Amounts Payable at Maturity

The examples below show hypothetical amounts you could receive at maturity on the Notes for a range of Ending Values of the Underlying Equity Index. The examples of hypothetical amounts you could receive at maturity set forth below are intended to illustrate the effect of different Ending Values of the Underlying Equity Index on the amount you could receive on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

O	Issue Price: $10.00 per Note

O	Maximum Return: 18.00% (14.40% per annum on a simple interest basis)

O	Starting Value: 2,140
O	Annualized dividend yield of the Underlying Equity Index: 3.00%

O	Maturity: 1.25 years

O	Upside Participation Rate: 300%

The following examples are for purposes of illustration only. The actual amount you receive at maturity will depend on the actual Return Amount, which, in turn, will depend on the actual Starting Value, Ending Value and Maximum Return.

Ending Value	Underlying Equity Index Return Percentage(1)(2)	Total Return on Underlying Equity Index(3)	Total Return on Notes(4)	Per Annum Return on Notes(5)	Total Return Amount on Notes(6)	Maturity Payment per Note
0	-100.00%	-96.25%	-100.00%	-80.00%	-$10.00	$0.00
1070	-50.00%	-46.25%	-50.00%	-40.00%	-$5.00	$5.00
1605	-25.00%	-21.25%	-25.00%	-20.00%	-$2.50	$7.50
1659	-22.50%	-18.75%	-22.50%	-18.00%	-$2.25	$7.75
1712	-20.00%	-16.25%	-20.00%	-16.00%	-$2.00	$8.00
1766	-17.50%	-13.75%	-17.50%	-14.00%	-$1.75	$8.25
1819	-15.00%	-11.25%	-15.00%	-12.00%	-$1.50	$8.50
1873	-12.50%	-8.75%	-12.50%	-10.00%	-$1.25	$8.75
1926	-10.00%	-6.25%	-10.00%	-8.00%	-$1.00	$9.00
1980	-7.50%	-3.75%	-7.50%	-6.00%	-$0.75	$9.25
2033	-5.00%	-1.25%	-5.00%	-4.00%	-$0.50	$9.50
2087	-2.50%	1.25%	-2.50%	-2.00%	-$0.25	$9.75
2140	0.00%	3.75%	0.00%	0.00%	$0.00	$10.00
2194	2.50%	6.25%	7.50%	6.00%	$0.75	$10.75
2247	5.00%	8.75%	15.00%	12.00%	$1.50	$11.50
2301	7.50%	11.25%	18.00%	14.40%	$1.80	$11.80
2354	10.00%	13.75%	18.00%	14.40%	$1.80	$11.80
2408	12.50%	16.25%	18.00%	14.40%	$1.80	$11.80
2461	15.00%	18.75%	18.00%	14.40%	$1.80	$11.80
2515	17.50%	21.25%	18.00%	14.40%	$1.80	$11.80
2568	20.00%	23.75%	18.00%	14.40%	$1.80	$11.80
2622	22.50%	26.25%	18.00%	14.40%	$1.80	$11.80
2675	25.00%	28.75%	18.00%	14.40%	$1.80	$11.80
2729	27.50%	31.25%	18.00%	14.40%	$1.80	$11.80
2782	30.00%	33.75%	18.00%	14.40%	$1.80	$11.80
2836	32.50%	36.25%	18.00%	14.40%	$1.80	$11.80
2889	35.00%	38.75%	18.00%	14.40%	$1.80	$11.80

(1)	(Ending Value - Starting Value) / Starting Value
(2)	The Underlying Equity Return Percentage does not include the annualized dividend yield on the stocks included in the MSCI EAFE Index®.
(3)	Assumes dividend yield on the Index is not compounded annually and is not re-invested.
(4)	The percentage return for the entire term of the Notes capped by the hypothetical 18% Maximum Return.
(5)	Calculated on a simple interest basis.
(6)	The dollar return for the entire term of the Notes capped by the hypothetical 18% Maximum Return.

PS-16	Stock Market Upturn NotesSM

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the Stock Market Upturn NotesSM product supplement related to this offering for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $14,180,000 principal amount of Notes (1,418,000 Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth under “Final Terms” above and some of the Notes to certain dealers, including Citicorp Financial Services Corp., Citigroup Global Markets Singapore Pte. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession of $0.200 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession of $0.200 per Note on sales to certain other dealers. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.200 per Note for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

WARNING TO INVESTORS IN HONG KONG ONLY: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If Investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a “prospectus” as defined in

Stock Market Upturn NotesSM	PS-17

the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO.

There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

WARNING TO INVESTORS IN SINGAPORE ONLY: This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the Securities and Futures Act). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required and thus only (1) to an institutional investor or other person falling within section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in section 275 of the Securities and Futures Act) or to any person pursuant to section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

(b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor,

should note that securities of that corporation or the beneficiaries’ rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

        (i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust);

        (ii) no consideration is or will be given for the transfer; or

        (iii) the transfer is by operation of law.

PS-18	Stock Market Upturn NotesSM

Additional Considerations

If no closing value of the Underlying Equity Index is available on the Valuation Date, the Calculation Agent may determine the Ending Value in accordance with the procedures set forth in the Stock Market Upturn NotesSM product supplement related to this offering. In addition, if the Underlying Equity Index is discontinued, the Calculation Agent may determine the Ending Value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the Underlying Equity Index prior to any such discontinuance. You should refer to the section “Description of the Notes—How Will the Amount Payable at Maturity be Calculated?” and the section “—Discontinuance of an Underlying Equity Index” in the Stock Market Upturn NotesSM product supplement for more information.

In case of default in payment at maturity of the Notes, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 4.25% per annum on the unpaid amount due.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

Stock Market Upturn NotesSM	PS-19

Notes

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus, prospectus supplement and Stock Market Upturn NotesSM product supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

1,418,000 Stock Market Upturn NotesSM

Based Upon the

MSCI EAFE Index®

Due September 4, 2009

($10 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

May 23, 2008

(To Stock Market Upturn NotesSM Product Supplement Dated April 23, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

Stock Market Upturn NotesSM is a registered service mark of Citigroup Global Markets Inc.

© 2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. and its affiliates and are used and registered throughout the world.